                [Letterhead of Thompson Coburn]

                                               April 15, 1998




Board of Directors
CBT Corporation
333 Broadway
Paducah, Kentucky 42001

Ladies and Gentlemen:

      You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of CBT Corporation ("CBT") with and into Ameribanc, Inc. ("Ameribanc"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI").

      In connection with the preparation of our opinion, we have examined and have relied upon the following:

      (i) The Agreement and Plan of Merger by and among MBI, Ameribanc, and CBT dated January 10, 1998, including the schedules and exhibits thereto (the "Agreement");

      (ii) MBI's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on April 15, 1998 (the "Registration Statement");

      (iii) The representations and undertaking of MBI substantially in the form of Exhibit A hereto;

      (iv) The representations and undertakings of CBT substantially in the form of Exhibit B hereto; and

      (v) The Rights Agreement between MBI and Mercantile Bank of St. Louis National Association, as rights agent, dated May 23, 1988.

      Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.

CBT Corporation
April 15, 1998
Page 2
                             OPINION

      Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

     1. The Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

     2. Each of MBI, Ameribanc and CBT will constitute "a party to a reorganization" within the meaning of Code section 368(b).

     3. Code sections 361, 362 and 1032 will apply to MBI, Ameribanc and CBT as appropriate, subject to any applicable statutory, regulatory or judicial limitations.

     4. Each shareholder of CBT who exchanges, in the Merger, shares of CBT common stock, no par value ("CBT Common Stock"), solely for shares of MBI common stock, par value $.01 per share ("MBI Common Stock"):

          a) will recognize no gain or loss as a result of the exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1));

          b) will have an aggregate basis for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 5, below) equal to the aggregate adjusted tax basis of the shares of CBT Common Stock surrendered (Code section 358(a)(1)); and

          c) will have a holding period for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 5, below) which includes the holding period of the shares of CBT Common Stock surrendered, provided that the shares of CBT Common Stock surrendered are held as capital assets at the time of the Merger (Code section 1223(1)).

     5. Each shareholder of CBT who receives, in the Merger, cash in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by MBI. Provided that the shares of CBT Common Stock surrendered are held as capital assets at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of MBI Common Stock allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B.
574).

                          * * * * * * * * * * * *

      We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of CBT who acquired shares of CBT Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we

CBT Corporation
April 15, 1998
Page 3
assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

      The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.

                                    Very truly yours,


                                    /s/ Thompson Coburn

                                                            Exhibit A

                             CERTIFICATE
                             -----------

      The undersigned,      *     , [Undersigned's Title] of Mercantile
                       -----------
Bancorporation Inc., a Missouri corporation ("MBI"), HEREBY CERTIFIES that
(a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among MBI, Ameribanc, Inc. a Missouri corporation ("Ameribanc"), and CBT Corporation, a Kentucky corporation ("CBT"), dated January 10, 1998, including the schedules and exhibits thereto (the "Merger Agreement"), and (b) I am aware that (i) this Certificate will be relied on by Thompson Coburn, counsel for MBI, in rendering its opinion to CBT that the merger of CBT with and into Ameribanc (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the representations and undertaking recited herein will survive the Merger.

      The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF MBI, that:

    (1) The fair market value of the MBI common stock, par value $.01 per share ("MBI Common Stock"), to be received by each CBT shareholder in the Merger (including cash to be received in lieu of fractional shares of MBI Common Stock, if any) will be approximately equal to the fair market value of the CBT common stock, no par value ("CBT Common Stock"), surrendered in the Merger by each such shareholder.

   (2) Except as otherwise set forth by the undersigned on an attachment hereto, MBI is aware of no plan, intention or arrangement (including any option or pledge) on the part of any holder of CBT Common Stock to sell, exchange or otherwise dispose of any of the MBI Common Stock to be received in the Merger, with the exception of fractional shares of MBI Common Stock to be exchanged for cash pursuant to the Merger.

   (3) Before the Merger, MBI will be in control of Ameribanc within the meaning of section 368(c) of the Code.

   (4) After the Merger, (a) Ameribanc will not issue additional shares of its stock that would result in MBI losing control of Ameribanc within the meaning of section 368(c) of the Code, and (b) neither Ameribanc nor any other member of MBI's "affiliated group" (as the quoted term is defined in Code section 1504, the "MBI Affiliated Group") will have outstanding any warrants, options, convertible securities, or any other type of right (including any preemptive right) pursuant to which any person could acquire stock in Ameribanc that, if exercised or converted, would affect MBI's retention of control of Ameribanc (as defined above). No stock of Ameribanc will be issued in connection with the Merger.

    (5) In the Merger, MBI and Ameribanc will tender no consideration for CBT Common Stock other than MBI Common Stock and cash in lieu of fractional shares of MBI Common Stock.

    (6) Neither MBI nor any other member of the MBI Affiliated Group has any plan or intention to redeem or otherwise reacquire any of the MBI Common
Stock issued to the shareholders of CBT in the Merger.

    (7) Neither MBI nor any other member of the MBI Affiliated Group has any plan or intention (a) to liquidate Ameribanc, (b) to merge Ameribanc with and into another corporation, (c) to sell or otherwise dispose of (whether by dividend distribution or otherwise) the stock of Ameribanc, or (d) except for transfers described in section 368(a)(2)(C) of the Code, dispositions made in the ordinary course of business or dispositions approved in writing by Thompson Coburn, to cause, suffer, or permit Ameribanc to sell or otherwise dispose of (whether by dividend distribution or otherwise) (i) any assets of CBT acquired in the Merger, or (ii) any assets of any other member of CBT's "affiliated group" (as the quoted term is defined in Code section 1504, the "CBT Affiliated Group").

    (8) After the Merger, Ameribanc will continue the historic businesses of CBT and the other members of the CBT Affiliated Group, or will use a significant portion of the historic business assets of the members of the CBT Affiliated Group in a business (no stock of any member of the CBT Affiliated Group shall be treated as a business asset for purposes of this representation).

    (9) MBI, Ameribanc, CBT, and the shareholders of CBT will each pay their respective expenses, if any, incurred in connection with the Merger;
provided, however, that MBI or Ameribanc may pay and assume those expenses of CBT that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187, including those printing expenses and filing fees described in Section 5.08 of the Agreement.

    (10) Except with regard to Transaction Costs (as defined below), neither MBI nor any other member of the MBI Affiliated Group will pay any amount or incur any liability to or for the benefit of, or assume or cancel any liability of, any shareholder of CBT in connection with the Merger, and no liability to which CBT Common Stock is subject will be extinguished as a result of the

Merger. For purposes of this representation, (a) the term "liability" shall include any undertaking to pay or to cause the reduction, release, or extinguishment of any obligation, without regard to whether any such undertaking or obligation is contingent or legally enforceable (for example and without limitation, the term "liability" includes an unenforceable agreement to cause the repayment of an obligation guaranteed by a CBT shareholder or to cause by other means the release of such guaranty), and (b) the term "Transaction Costs" shall mean amounts paid or liabilities incurred in connection with the Merger (i) to CBT shareholders with respect to the MBI Common Stock (including cash in lieu of fractional shares thereof) to be delivered in the Merger pursuant to Section 1 of the Merger Agreement, (ii) for legal, accounting, and investment banking and/or advisor services rendered to MBI or Ameribanc, if any, (iii) for those expenses payable or assumable by MBI or Ameribanc in accordance with representation 14 above, and (v) as compensation to any employee of MBI or CBT or of any other member of the MBI Affiliated Group or the CBT Affiliated Group for services rendered in the ordinary course of his or her employment.

    (11) No indebtedness between CBT or any other member of the CBT Affiliated Group, on the one hand, and Ameribanc or MBI or any other member of the MBI Affiliated Group, on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, (b) will be settled, as a result of the Merger, at a discount, or (c) will result in the recognition of gain under Treasury Regulation Sec. 1.1502-13. No
"installment obligation" (as the quoted term is defined for purposes of Code section 453B), between CBT, on the one hand, and Ameribanc, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

    (12) The payment of cash in lieu of fractional shares of MBI Common Stock in the Merger will be solely for the purpose of avoiding the expense and inconvenience to MBI of issuing fractional shares and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CBT shareholders in lieu of fractional shares of MBI Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the CBT shareholders in exchange for their shares of CBT Common Stock. The fractional share interests of each CBT shareholder will be aggregated, and no CBT shareholder will receive cash in lieu of fractional share interests in an amount equal to or greater than the value of one full share of MBI Common Stock.

    (13) All payments made in lieu of fractional shares of MBI Common Stock will be funded with assets of MBI. No such payments will be funded with assets of Ameribanc or CBT.

    (14) None of the compensation to be paid or accrued after the Merger to or for the benefit of any shareholder-employee of CBT will be separate consideration for, or allocable to, any of his or her shares of CBT Common Stock; none of the shares of MBI Common Stock received in the Merger by any CBT shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and all compensation to be paid or accrued after the Merger to or for the benefit of any CBT shareholder-employee will be for services actually rendered in the ordinary course of his or her employment and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    (15) With regard to the Rights Agreement by and between MBI and Mercantile Bank of St. Louis National Association, as rights agent, dated May 23, 1988 (the "Rights Agreement"), no "Distribution Date" (as the quoted term is defined in the Rights Agreement) has occurred, and the Merger will not cause the occurrence of a Distribution Date.

    (16) Neither MBI nor any other member of the MBI Affiliated Group has owned, directly, indirectly or constructively (under section 318 of the Code), any stock of CBT within the last five years.

    (17) No material terms or conditions of the Merger Agreement (including the schedules and exhibits thereto) have been waived or modified. The Merger Agreement represents the complete agreement among MBI, Ameribanc and CBT regarding the Merger.

      The undersigned HEREBY AGREES to immediately communicate in writing to Thompson Coburn at One Mercantile Center, St. Louis, Missouri 63101, to the attention of Charles H. Binger, any information that could indicate (i) any of the foregoing representations was inaccurate when made, or (ii) any of the foregoing representations would be inaccurate if it were made again immediately before the Merger.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of MBI this ----- day of ------------, 1998.



                                          ------------------------------


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                                                          Exhibit B

                             CERTIFICATE
                             -----------

      The undersigned,       *      , [Undersigned's Title] of CBT
                      --------------
Corporation, a Kentucky corporation ("CBT"), HEREBY CERTIFIES that (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), Ameribanc, Inc., a Missouri corporation ("Ameribanc"), and CBT dated January 10, 1998, including the schedules and exhibits thereto (the "Merger Agreement"), and (b) I am aware that (i) this Certificate will be relied on by Thompson Coburn, counsel for MBI, in rendering its opinion to CBT that the merger of CBT with and into Ameribanc (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the representations and undertaking recited herein will survive the Merger.

      The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF CBT, that:

      1   The fair market value of the MBI common stock, par value $.01 per share ("MBI Common Stock"), to be received by each CBT shareholder in the Merger (including cash to be received in lieu of fractional shares of MBI Common Stock, if any) will be approximately equal to the fair market value of the CBT common stock, no par value ("CBT Common Stock"), surrendered in the Merger by each such shareholder.

     2    With the exception of Common Stock held by Citizens Bank and Trust
Company of Paducah in a fiduciary capacity, to the best knowledge of the undersigned, no person owns, actually or constructively within the meaning of Code section 318, 5% or more of the CBT Common Stock. To the best knowledge of the undersigned, there is no plan, intention or other arrangement (including any option or pledge) on the part of the holders of CBT Common Stock to sell, exchange or otherwise dispose of a number of shares of MBI Common Stock received by such holders in the Merger that would reduce such holders' aggregate ownership of MBI Common Stock to a number of shares having a value, as of the date on which the Merger is consummated (the "Effective Date"), of less than 50 percent of the value of all of the formerly outstanding CBT Common Stock as of the Effective Date. For purposes of this representation, shares of CBT Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of MBI Common Stock will be treated as outstanding on the Effective Date. Moreover, all shares of CBT Common Stock and shares of MBI Common Stock held by CBT shareholders and otherwise sold, redeemed, or disposed of before or after the Effective Date will be taken into account in making this representation.

     3   CBT will transfer to Ameribanc in the Merger assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets, in each case, that were held by CBT immediately prior to the Merger. For purposes of this representation, CBT assets used to pay shareholders who receive cash, and CBT assets used to pay expenses of the Merger or to fund any redemption or distribution within 24 months before the Merger (except for regular, normal dividends) shall be included as assets of CBT held immediately prior to the Merger. For purposes of this representation, (i) assets of all members of CBT's "affiliated group" (as the quoted term is defined in Code section 1504, the "CBT Affiliated Group") shall be treated as assets of CBT, and
(ii) any asset of CBT or any other member of the CBT Affiliated Group that is disposed of within 24 months before the Merger shall be treated as an asset of CBT held immediately prior to the Merger, excluding for purposes of this clause (ii) any asset disposed of in the ordinary course of business or otherwise for fair market value consideration (other than consideration consisting of stock or other "Equity Securities" (as the quoted term is defined in the Merger Agreement) of CBT or any other member of the CBT Affiliated Group).

     4   At the time of the Merger and except with regard to Transaction Costs
(as defined below), each liability of CBT and each liability to which an asset of CBT is subject will have been incurred by CBT in the ordinary course of business and no such liability will have been incurred in anticipation of the Merger. In addition, at the time of the Merger and except with regard to Transaction Costs, CBT will not, directly or indirectly, have paid (or loaned) any amount or incurred any liability to or for the benefit of, or assumed or cancelled any liability of, any CBT shareholder in connection with the Merger. For purposes of this representation, (a) the term "CBT" shall be deemed also to refer to each other member of the CBT Affiliated Group, (b) the term "liability" shall include any undertaking to pay or to cause the reduction, release, or extinguishment of, any obligation, without regard to whether any such undertaking or obligation is contingent or legally enforceable (for example and without limitation, the term "liability" includes an unenforceable agreement to cause the repayment of an obligation guaranteed by a CBT shareholder or to cause by other means the release of such guaranty), and
(c) the term "Transaction Costs" shall mean amounts paid or liabilities incurred in connection with the Merger (i) to dissenters, if any, (ii) for legal, accounting, and investment banking and/or advisor services rendered to CBT or to any other member of the CBT Affiliated Group, if any, and (iii) as compensation to any employee of CBT or of any other member of the CBT Affiliated Group for services rendered in the ordinary course of his or her employment.

     5   Before the Merger, CBT will not have outstanding any warrants, options, convertible securities, or any other type of right (including any preemptive right) pursuant to which any person could acquire stock in CBT that, if exercised or converted after the Merger, would affect MBI's retention of control of Ameribanc (within the meaning of section 368(c) of the Code).

    6   Expenses, if any, that are incurred in connection with the Merger and are properly attributable to CBT's shareholders will be paid by those shareholders and not by CBT. With the exception of those printing expenses and filing fees described in Section 5.08 of the Merger Agreement, CBT will pay its own expenses that are incurred in connection with the Merger.

    7   No indebtedness between CBT or any other member of the CBT Affiliated
Group, on the one hand, and Ameribanc or MBI or any other member of MBI's "affiliated group" (as the quoted term is defined in Code section 1504, the "MBI Affiliated Group") on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, (b) will be settled, as a result of the Merger, at a discount, or (c) will result in the recognition of gain under Treasury Regulation Sec. 1.1502-13. No "installment obligation" (as the quoted term is defined for purposes of Code section 453B), between CBT, on the one hand, and Ameribanc, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

    8   The fair market value of the assets of CBT to be transferred to
Ameribanc will exceed the sum of the amount of liabilities to be assumed by Ameribanc, plus the amount of liabilities, if any, to which the assets to be transferred are subject.

    9   The payment of cash in lieu of fractional shares of MBI Common Stock will be solely for the purpose of avoiding the expense and inconvenience to MBI of issuing fractional shares and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CBT shareholders in lieu of fractional shares of MBI Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the CBT shareholders in exchange for their shares of CBT Common Stock. The fractional share interests of each CBT shareholder will be aggregated, and no CBT shareholder will receive cash in lieu of fractional share interests in an amount equal to or greater than the value of one full share of MBI Common Stock.

    10 None of the compensation paid or accrued before the Merger to or for the benefit of any CBT shareholder-employee will be separate consideration for, or allocable to, any of his or her shares of CBT Common Stock; none of the shares of MBI Common Stock received in the Merger by any CBT shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and all compensation paid or accrued before the Merger to or for the benefit of any CBT shareholder-employee will be for services actually rendered in the ordinary course of his or her employment and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    11 Except for dispositions to be made in the ordinary course of business or otherwise for fair market value consideration (other than consideration consisting of stock or other Equity Securities of CBT or any other member of the CBT Affiliated Group), CBT is aware of no legal or contractual obligation that could result in a sale or other disposition (whether by dividend distribution or otherwise) of (a) any assets of CBT acquired in the Merger, or (b) any assets of any other member of the CBT Affiliated Group.

    12  CBT is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Code, or CBT meets the requirements of section 368(a)(2)(F)(ii) of the Code.

    13 No material terms or conditions of the Merger Agreement (including the schedules and exhibits thereto) have been waived or modified. The Merger Agreement represents the complete agreement among MBI, Ameribanc and CBT regarding the Merger.

      The undersigned HEREBY AGREES to immediately communicate in writing to Thompson Coburn at One Mercantile Center, St. Louis, Missouri 63101, to the attention of Charles H. Binger, any information that could indicate (i) any of the foregoing representations was inaccurate when made, or (ii) any of the foregoing representations would be inaccurate if it were made again immediately before the Merger.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of CBT this ----- day of ---------------, 1998.



                                   --------------------------------------